January 31, 2002

Board of Directors
MB Financial, Inc.
801 West Madison Street
Chicago, Illinois 60607

Members of the Board:

        We have acted as counsel to MB Financial, Inc. (the "Corporation") in connection with the preparation and filing with the Securities and Exchange Commission of the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to 100,000 shares of the Corporation's common stock, par value $.01 per share (the "Common Stock"), to be offered pursuant to the MB Financial, Inc. Stock Deferred Compensation Plan (the "Stock Plan"), and $3,750,000 of deferred compensation obligations (the "Obligations") of the Corporation pursuant to the Stock Plan and the MB Financial, Inc. Non-Stock Deferred Compensation Plan (together with the Stock Plan, the "Plans").

        In this connection, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Plans and related documents, the Corporation's Charter and Bylaws, resolutions of the Corporation's Board of Directors and such other documents and corporate records as we deem appropriate for the purpose of rendering this opinion.

        Based upon the foregoing, it is our opinion that:

1.
The shares of Common Stock being so registered have been duly authorized.

2.
The shares of Common Stock to be offered by the Corporation will be, when and if issued, sold and paid for as contemplated by the Stock Plan, legally issued, fully paid and non-assessable shares of Common Stock of the Corporation.

3.
The Obligations will, when issued in accordance with the Plans, constitute valid and legally binding obligations of the Corporation, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of generally applicability relating to or affecting creditors' rights.

        We hereby consent to the inclusion of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                      Very truly yours,

                      /s/ Silver, Freedman & Taff, L.L.P.

                      SILVER, FREEDMAN & TAFF, L.L.P.